UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 21, 2009

Red Hat, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33162	06-1364380
(Commission File Number)	(IRS Employer Identification No.)

1801 Varsity Drive, Raleigh, North Carolina	27606
(Address of Principal Executive Offices)	(Zip Code)

(919) 754-3700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Election of Director

On September 21, 2009, the Board of Directors of Red Hat, Inc. (the “Company”) elected Donald H. Livingstone to serve on the Company’s Board of Directors (the “Board”), effective immediately. A press release announcing the election was issued on September 25, 2009, and is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Livingstone, currently a teaching professor at Brigham Young University’s Marriott School of Business, will be a Class I director with a term expiring in 2012. His election brings the size of the Board to nine members. In addition to electing Mr. Livingstone as a director of the Company, the Board appointed him to the Board’s Audit Committee and Nominating and Corporate Governance Committee.

There are no arrangements or understandings pursuant to which Mr. Livingstone was selected as a director.

Mr. Livingstone will be compensated under the compensation plan currently in effect for the Company’s independent directors, the 2008 Independent Director Compensation Plan (the “2008 Director Compensation Plan”). Under the 2008 Director Compensation Plan, he will be eligible to receive an annual cash retainer of $50,000 for his service as a member of the Board, an additional $15,000 annually for his service as a member of the Audit Committee and an additional $5,000 annually for his service as a member of the Nominating and Corporate Governance Committee.

Under the 2008 Director Compensation Plan, a director may elect to receive all or a portion of any cash compensation in the form of the Company’s deferred stock units (“DSUs”). DSUs represent the right to receive shares of the Company’s common stock (“Shares”) at a future date. The number of DSUs to be granted is determined by dividing the portion of the cash compensation with respect to which the election is made by the closing price of the Company’s common stock on the date the cash compensation is due to be paid. DSUs issued in lieu of cash compensation are fully vested upon issuance and will be settled in Shares upon termination of service on the Board.

In connection with his election to the Board, Mr. Livingstone will be granted, on the next regularly scheduled grant date for employees, a restricted stock award equal to a number of Shares determined by dividing $300,000 by the closing price of the Company’s common stock on the date of grant. These shares of restricted stock will vest equally over a three-year period on the anniversary of the date of grant.

In addition to an initial equity grant, Mr. Livingstone will be eligible to receive an annual equity award consisting of a restricted stock award for a number of Shares determined by dividing $150,000 by the closing price of the Company’s common stock on the date of grant. These shares of restricted stock will vest on the first anniversary of the grant date. However, Shares granted to Mr. Livingstone in connection with his first annual equity award in 2010 will be prorated based on the number of months of service as of the grant date. Under the 2008 Director Compensation Plan, directors may also elect to receive DSUs on a one-for-one basis in lieu of annual equity awards. The DSUs will vest on the same basis as the restricted stock award and will be settled in Shares upon termination of service on the Board.

The foregoing description of the terms of the 2008 Director Compensation Plan does not purport to be complete and is qualified in its entirety by the provisions of the 2008 Director Compensation Plan, which was filed as Exhibit 10.42 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2008, and is incorporated herein by this reference.

The Company does not pay meeting fees. Non-employee directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board and meetings of any committees of the Board on which they serve.

Mr. Livingstone has entered into an indemnification agreement with the Company. In general, the indemnification agreement provides that the Company will, to the fullest extent permitted by law, and subject to certain limitations and exceptions, indemnify the indemnitee against expenses, judgments, fines, penalties and amounts paid in settlement that may be incurred in connection with the defense or settlement of threatened, pending or completed proceedings to which the indemnitee becomes subject in connection with his service as a director of the Company.

The indemnification agreement provides for indemnification rights regarding both third-party claims and proceedings brought by or in the right of the Company. In addition, the indemnification agreement provides for the advancement of expenses incurred by the indemnitee under certain circumstances. The indemnification agreement is not exclusive of any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including any rights arising under the charter or bylaws of the Company, a separate agreement with the Company, or applicable law.

The foregoing summary of the indemnification agreement is qualified in its entirety by reference to the provisions of the Form of Indemnification Agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 28, 2007, and incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

99.1 Press Release dated September 25, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 25, 2009	RED HAT, INC.

	By:	/s/ Michael R. Cunningham
	Name:	Michael R. Cunningham
	Title:	General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated September 25, 2009